Exhibit 99.1

For Immediate Release

Carolina Bank Holdings, Inc.

Announces Most Profitable Quarter in Company History

(GREENSBORO, NC) Carolina Bank Holdings, Inc., (NASDAQ Small Cap Symbol “CLBH”) has achieved its most profitable quarter in the company’s history. The results were announced by Robert T. Braswell, President and CEO, who said, “For the twenty-ninth consecutive quarter, I’m pleased to announce that our company can report solid success, having realized good results in deposit generation and loan growth. Comparing the quarter ending March 31, 2005, with the quarter ending March 31, 2004, our company reports net loans, after allowance, increased 21 percent to $222.7 million; total deposits increased 32 percent to $259.9 million; total assets increased 31 percent to $313.5 million.

“Contributing significantly to our success is the very positive growth in non-interest fee income. This growth is the result of the company’s newly formed Financial Services operation, which offers trust services as well as non-bank, alternative financial market products. This area of the bank is directed by Tom Wray, an experienced financial services advisor,” Braswell concluded.

Comparing the quarter ending March 31, 2004, to March 31, 2005, the company reports that Earnings per Share (EPS) increased more than 50 percent to $0.24 basic and $0.23 diluted; actual earnings increased from $357,000 to $532,000.

The company has put under contract a new branch location in the Deep River Shopping Center, a site on Wendover Avenue midway between Greensboro and High Point. Braswell said of the new office, “This area is growing very rapidly, and we expect it will be a great addition to our current network of offices. Considering there will be typical weather and construction delays, we anticipate it will open in the first quarter of 2006.”

During the fourth quarter of 2004, the company began the process of documenting and testing its internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act. To further enhance accounting controls, the company hired Phyllis Rainey, C.P.A., as Vice President and Controller. Rainey will have responsibilities for all relevant compliance regulations.

The company operates Carolina Bank as a wholly owned subsidiary. The bank has three branches in Greensboro and one in Asheboro, N.C. In January of 2005, the bank announced free checking and free Internet bill pay for individuals and companies. In March of 2005, the bank announced a fixed-rate second mortgage along with a home equity line of credit that features a fixed rate for the first twelve months. Further information is available on the bank’s Web site, www.carolinabank.com.

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market.

Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Please see the attached table, “Selected Financial Information.” It is an integral part of this communication.

For additional information please contact:

Carolina Bank

Mr. Robert T. Braswell, President and CEO

P. O. Box 10209, Greensboro, North Carolina 27404 - Telephone: 336-286-8740 – Email: b.braswell@carolinabank.com

CAROLINA BANK HOLDINGS, INC.

Selected Financial Information

	2005	2004				Years Ended
(in thousands, except per share)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	2004	2003	2002
OPERATING INCOME SUMMARY
Interest income	$4,176	$3,842	$3,338	$2,855	$2,741	$12,775	$9,844	$9,085
Interest expense	1,765	1,478	1,130	960	893	4,460	3,583	4,151
Net interest income	2,411	2,364	2,208	1,895	1,848	8,315	6,261	4,934
Provision for loan losses	280	220	236	133	180	769	692	685
Non-interest inc. bfr securities/REO inc.	308	331	286	351	295	1,263	1,454	911
Securities/REO gains (losses), net	—	—	—	—	—	—	(100)	(9)
Non-interest expenses	1,634	1,749	1,561	1,589	1,437	6,336	5,199	4,238
Income before income taxes	805	726	697	524	526	2,473	1,724	913
Income taxes	273	249	246	176	169	840	574	312
Net income	$532	$477	$451	$348	$357	$1,633	$1,150	$601

PER COMMON SHARE *
Basic	$0.24	$0.21	$0.20	$0.15	$0.16	$0.73	$0.52	$0.47
Diluted	0.23	0.21	0.20	0.15	0.15	0.71	0.51	0.46
Book Value (on outstanding shares)	9.47	9.37	9.23	8.83	8.92	9.37	8.70	8.28

ASSET QUALITY
Allowance for loan losses	$3,076	$2,808	$2,628	$2,436	$2,316	$2,808	$2,150	$1,661
Loans on nonaccrual	3,039	882	772	327	322	882	228	37
Repossesed assets	691	857	891	714	126	857	126	648
Net loan chargeoffs (recoveries)	12	40	44	13	14	111	204	393
Allowance for loan losses to loans	1.36%	1.26%	1.26%	1.25%	1.25%	1.26%	1.25%	1.25%
Nonaccrual loans+repossessions to assets	1.19%	0.56%	0.62%	0.42%	0.19%	0.56%	0.16%	0.36%

AVERAGE BALANCES
Loans	$228,085	$217,712	$203,085	$189,452	$179,288	$197,384	$151,733	$121,446
Earning assets	302,501	278,410	246,103	229,555	214,310	242,095	189,513	155,420
Total assets	315,791	292,474	259,840	242,497	226,685	255,374	201,550	163,337

AT PERIOD END
Loans before allowance	$225,793	$223,470	$208,653	$194,141	$185,994	$223,470	$172,575	$133,045
Total assets	313,498	311,537	267,237	245,002	239,302	311,537	227,011	189,871
Deposits	259,922	258,155	219,337	200,932	197,514	258,155	183,569	154,878
Stockholders’ Equity	21,471	21,110	20,779	19,876	20,051	21,120	19,564	18,344

RATIOS ANNUALIZED
Net yield - avg interest earning assets	3.19%	3.40%	3.59%	3.30%	3.45%	3.43%	3.30%	3.17%
Return on average assets	0.67%	0.65%	0.69%	0.57%	0.63%	0.64%	0.57%	0.37%
Net charge-offs to average loans	0.02%	0.07%	0.09%	0.03%	0.03%	0.06%	0.13%	0.32%
Efficiency ratio (excl security/REO trans.)	0.60	0.65	0.63	0.71	0.67	0.66	0.67	0.73

Note: All quarterly information is unaudited.

*	All Per Common Share Information has been presented or restated to reflect the effect of the six-for-five stock split with a record date of April 20, 2004